UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES PURSUANT TO
SECTION 12(b) OR (g) OF THE SECURITIES EXCHANGE ACT OF 1934

Videocon d2h Limited

(Exact Name of Registrant as Specified in Its Charter)

Republic of India	Not Applicable
(State of incorporation or organization)	(IRS Employer Identification No.)

1st Floor, Techweb Centre
New Link Road
Oshiwara Jogeschwari (West)
Mumbai 400 102 Maharashtra, India
(Address of Principal Executive Offices)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of Each Class to be so Registered:	Name of Each Exchange on Which Each Class is to be Registered
American Depositary Shares, each representing four equity shares	The Nasdaq Stock Market LLC

Equity Shares, face value 10 rupees per share	The Nasdaq Stock Market LLC*

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box.       ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box.       ☐

Securities Act registration statement file number to which this form relates:  333-201870

Securities to be registered pursuant to Section 12(g) of the Act:  None

 _______
*Not for trading, but only in connection with the listing of the American Depositary Shares on The NASDAQ Stock Market LLC. The American Depositary Shares each represent four equity shares, face value 10 rupees per share, and are being registered under the Securities Act of 1933, as amended, pursuant to a separate Registration Statement on Form F-6. Accordingly, the American Depositary Shares are exempt from the operation of Section 12(a) of the Securities Exchange Act of 1934, as amended, pursuant to Rule 12a-8.

Item 1.  Description of Registrant's Securities to be Registered.

Videocon d2h Limited (the “Company”) hereby incorporates by reference (a) the description of its equity shares, face value 10 rupees share (the “Equity Shares”), contained under the heading “Description of Videocon d2h Share Capital,” (b) the description of its American Depositary Shares, each representing four Equity Shares, contained under the heading “Description of the American Depositary Shares” and (c) the information set forth under the headings “Material U.S. Federal Income Tax Considerations,” “Material Indian Tax Considerations” and “Shares Eligible for Future Sales,” in each case, in the Company’s Registration Statement on Form F-4 (File No. 333-201870), as originally filed with the Securities and Exchange Commission (the “Commission”) on February 4, 2015, as subsequently amended (the “Registration Statement”), and in the prospectus included in the Registration Statement filed separately by the Company with the Commission pursuant to Rule 424(b) under the Securities Act of 1933, as amended, which information shall be deemed to be incorporated by reference herein. Copies of such description will be filed with The NASDAQ Stock Market LLC.

Item 2.  Exhibits.

No exhibits are required to be filed as the securities being registered on this form (1) are being registered on an exchange on which no other securities of the Company are registered, and (2) are not being registered pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended.

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

VIDEOCON D2H LIMITED
(Registrant)

DATE: March 27, 2015	By:	/s/ Saurabh Pradipkumar Dhoot
Saurabh Pradipkumar Dhoot
Executive Director